SUBSCRIPTION AND PURCHASE AGREEMENT

This Subscription and Purchase Agreement (this “Agreement”) is dated as of July 8, 2008, by and between Clearant, Inc., a Delaware corporation (the “Company”), and CPI Investments, Inc., an Arizona corporation (the “Purchaser”), with respect to the following facts:

FACTS

WHEREAS, the Company desires to sell, and the Purchaser desires to purchase convertible secured promissory notes, convertible into shares of Company common stock, in the aggregate amount of Two Million Dollars ($2,000,000) on the terms and conditions set forth in this Agreement.

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission under the Securities Act.

AGREEMENT

NOW THEREFORE, in consideration of, and incorporating the facts set forth above, the representations, warranties, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

"Accredited Investor” has the meaning set forth in Section 3.2(c).

"Additional Warrant” has the meaning set forth in Section 2.3(b).

"Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Purchaser will be deemed to be an Affiliate of the Purchaser.

"Agreement” has the meaning set forth in the preamble to this Agreement.

"Business Day” means a day, other than a Saturday, Sunday or federal holiday.

"Closing” means the closing of the purchase and sale of the Notes for each of the First Tranche, Second Tranche, Third Tranche and Final Tranche pursuant to this Agreement.

"Commission” means the United States Securities and Exchange Commission.

"Common Stock” means the Common Stock, par value $0.0001 per share, of the Company, and also includes any securities into which the Common Stock may hereafter be reclassified.

"Company” has the meaning set forth in the preamble to this Agreement.

"Company’s Knowledge” means the actual knowledge of the executive officers of the Company, after reasonable due inquiry or investigation.

"Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Disclosure Materials” has the meaning set forth in Section 3.1(g).

"Effectiveness Date” means the date on which a Registration Statement is first declared effective by the Commission.

"Environmental Laws” has the meaning set forth in Section 3.1(j).

"Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

"Final Tranche” has the meaning set forth in Section 2.2.

"First Tranche” has the meaning set forth in Section 2.2.

"GAAP” means U.S. generally accepted accounting principals as applied by the Company.

"Indemnified Person” has the meaning set forth in Section 4.5(b).

"Intellectual Property” has the meaning set forth in Section 3.1(o).

"License Agreements” has the meaning set forth in Section 3.1(o).

"Lien” means any lien, charge, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

"Losses” has the meaning set forth in Section 4.5(a).

"Material Adverse Effect” has the meaning set forth in Section 3.1(a).

"Notes” means the Convertible Secured Promissory Notes executed by Company in favor of Purchaser pursuant to this Agreement.

"Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"Preferred Stock” has the meaning set forth in Section 2.3(c).

"Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

"Prohibited Transaction” has the meaning set forth in Section 3.2(g).

"Purchase Price” has the meaning set forth in Section 2.2.

"Purchased Securities” means the Notes and the Shares, upon conversion of the Notes and exercise of the Warrant and Additional Warrant, as applicable.

"Purchaser” has the meaning set forth in the preamble to this Agreement.

"Purchaser Party” has the meaning set forth in Section 4.5(a).

"Registration Statement” means a registration statement covering the resale of the Shares.

"Regulation D” has the meaning set forth in the Facts.

"Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"SEC Reports” has the meaning set forth in Section 3.1(g).

"Second Tranche” has the meaning set forth in Section 2.2.

"Secretary’s Certificate” has the meaning set forth in Section 2.5(a)(vii).

"Securities Act” has the meaning set forth in Section 4.1(b).

"Shares” means the shares of Common Stock being purchased by the Purchaser upon the conversion of the Notes and the exercise of the Warrant and the Additional Warrant.

"Short Sales” include, without limitation, all “short sales” as defined in Rule 3b-3 of the Exchange Act and Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the securities or investment made under this Agreement.

"Third Tranche” has the meaning set forth in Section 2.2.

"Trading Affiliate” has the meaning set forth in Section 3.2(g).

"Trading Day” means a day on which the Common Stock is listed or quoted on any Trading Market; provided, that in the event that the Common Stock is not listed or quoted on any Trading Market, then Trading Day shall mean a Business Day.

"Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Notes, the Security Agreement, the Warrant, the Additional Warrant and any other documents or agreements executed in connection with the transactions contemplated hereunder and incorporated herein.

"Transfer Agent” means American Stock Transfer & Trust Company or any successor Transfer Agent for the Company.

"Warrant” has the meaning set forth in Section 2.3(a).

ARTICLE II

SUBSCRIPTION AND PURCHASE

2.1 Subscription and Purchase of the Notes. For the consideration set forth hereinafter, the Purchaser hereby subscribes for the aggregate principal amount of Two Million Dollars ($2,000,000) of the Company’s 12% Convertible Secured Promissory Notes due 2011 (the "Notes”).

2.2 Purchase Price. In consideration for the Notes, subject to Section 2.2(e) below, the Purchaser shall pay to the Company Two Million Dollars ($2,000,000) (the “Purchase Price”), and the Company shall deliver the Notes, substantially in the form attached hereto as Exhibit C, in accordance with the following schedule:

(a) On July 8, 2008, the Company shall deliver to the Purchaser a Note in the principal amount of Four Hundred Thousand Dollars ($400,000) and the Purchaser shall deliver consideration to the Company in the amount of Four Hundred Thousand Dollars ($400,000) (the “First Tranche”) as follows: (i) Three Hundred Fifty Thousand Dollars ($350,000) by wire transfer; and (ii) receipt of a federal reference number evidencing that CenterPointe Investments, Inc., a British Columbia corporation, has initiated a wire transfer for the remaining Fifty Thousand Dollars ($50,000) for the benefit of the Purchaser which will be delivered to the Company as soon as is practicable but in no event later than July 10, 2008;

(b) On August 22, 2008, the Company shall deliver to the Purchaser a Note in the principal amount of Four Hundred Thousand Dollars ($400,000) and the Purchaser shall deliver consideration to the Company in the amount of Four Hundred Thousand Dollars ($400,000) (the “Second Tranche”);

(c) On October 6, 2008, the Company shall deliver to the Purchaser a Note in the principal amount of Six Hundred Thousand Dollars ($600,000) and the Purchaser shall deliver consideration to the Company in the amount of Six Hundred Thousand Dollars ($600,000) (the “Third Tranche”); and

(d) On February 16, 2009, the Company shall deliver to the Purchaser a Note in the principal amount of Six Hundred Thousand Dollars ($600,000) and the Purchaser shall deliver consideration to the Company in the amount of Six Hundred Thousand Dollars ($600,000) (the “Final Tranche”). Each of the financing “tranches” described in Section 2.2 (a)-(d) are sometimes individually referred to herein as a “Tranche” and collectively, the “Tranches.”

(e) The Purchaser shall deduct and retain ten percent (10%) of the proceeds from each of the foregoing Tranches as a transaction fee, and deliver each Tranche to the Company net of the transaction fee.

2.3 Warrants; Preferred Stock. In addition, the Company hereby grants to the Purchaser the following:

(a) Warrant. One warrant to purchase Four Million Five Hundred Thousand (4,500,000) shares of Common Stock at an exercise price equal to $0.30 per share (the “Warrant”). The Warrant will be subject to such terms and conditions, as are set forth therein, including without limitation, vesting and adjustments, and is exercisable at any time prior to the expiration of the Exercise Period (as defined therein).

(b) Additional Warrant. One warrant to purchase Two Hundred Thousand (200,000) shares of Common Stock at an exercise price equal to $0.15 per share (the “Additional Warrant”). The Warrant will be subject to such terms and conditions, as are set forth therein, including without limitation, vesting and adjustments, and is exercisable at any time prior to the expiration of the Exercise Period (as defined therein).

(c) Preferred Stock. One share of Company preferred stock (the “Preferred Stock”), which shall vote together with the Common Stock as a single class, and shall be entitled to Forty Five Million Four Hundred Fifty Four Thousand Five Hundred and Forty Five (45,454,545) votes; provided that, the Preferred Stock shall have no further rights, preferences or privileges (including without limitation any dividend rights or liquidation preference). Notwithstanding the foregoing, the number of votes to which the holder of the Preferred Stock is entitled shall automatically decrease, by two and one-half (2.5) shares, for every one (1) share of Common Stock into which the Notes are converted. Upon conversion of all of the Notes into Common Stock, or upon payment in full of all amounts due and owing under the Notes, the Purchaser shall return the certificate evidencing the Preferred Stock to the Company for cancellation and the Purchaser shall have no further voting rights in connection with the Preferred Stock. This share of Preferred Stock is nontransferable and upon issuance, the certificate shall bear a legend to that effect.

2.4 Closing. Subject to the terms and conditions set forth in this Agreement, there will be a separate Closing for each Tranche of Notes purchased. At each Closing, the Company shall issue to the Purchaser, and the Purchaser shall purchase from the Company, a Note evidencing the amount funded. The Closing shall take place at the offices of Dreier Stein Kahan Browne Woods George LLP, 1620 26th Street, 6th Floor, North Tower, Santa Monica, California 90404 on the dates set forth in Section 2.2 or at such other location or time as the parties may agree.

2.5 Deliveries.

(a) On the date hereof, the Company shall issue, deliver or cause to be delivered to the Purchaser the following:

(i) This Agreement, duly executed by the Company.

(ii) (iii) (iv)	A Note, evidencing the First Tranche, duly executed by the Company. The Security Agreement, duly executed by the Company. The Warrant, duly executed by the Company.

(v) The Additional Warrant, duly executed by the Company.

(vi) One share of Preferred Stock of the Company.

(vii) A certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the date hereof, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Note, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(b) The Purchaser shall deliver or cause to be delivered to the Company the following:

(i) This Agreement, duly executed by the Purchaser.

(ii) The Security Agreement, duly executed by the Purchaser.

(iii) Confirmation of the filing of a UCC-1 financing statement, in form and substance reasonably satisfactory to the Purchaser, evidencing the security interest set forth in the Security Agreement.

(iv) That portion of the Purchase Price as set forth in Section 2.2, in United States Dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose.

(v) A fully completed and duly executed Purchaser Certificate in the form attached hereto as Exhibit B.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Disclosure Materials delivered herewith:

(a) Organization and Qualification. The Company is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary or appropriate, except where the failure to be so qualified or in good standing, as the case may be, individually or in the aggregate, have not and could not reasonably be expected to result in (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or financial condition of the Company, or (iii) a material and adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document (a “Material Adverse Effect”).

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required by the Company, its Board of Directors or its stockholders. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby or thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound, except to the extent that such conflict, default, termination, amendment, acceleration or cancellation right could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations, assuming the correctness of the representations and warranties made by the Purchaser herein, of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company is bound, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect).

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iii) the filing of any requisite notices or applications to any applicable Trading Market for the issuance and sale of the Shares and the listing of the Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, and (iv) those that have been made or obtained prior to the date of this Agreement.

(e) Issuance of the Shares. The Shares, when issued upon the conversion of the Notes or the exercise of the Warrant or Additional Warrant, in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws and shall not be subject to preemptive or similar rights of stockholders. Assuming the accuracy of the representations and warranties of the Purchaser, the Shares will be issued in compliance with all applicable federal and state securities laws. The issue and sale of the Shares will not, immediately or with the passage of time, obligate the Company to issue shares of its Common Stock or other securities to any person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(f) Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is specified in the SEC Reports (as defined below). Except as specified in the SEC Reports, no securities of the Company are entitled to preemptive or similar rights, and no person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents; except as specified in the SEC Reports, the Company has not issued any other options, warrants or scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock; except as specified in the SEC Reports, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company; except for customary adjustments as a result of stock dividends, stock splits, combination of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any person (other than the Purchaser) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities; the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company.

(g) SEC Reports. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2008 (the foregoing materials being collectively referred to herein as the “SEC Reports” and together with this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h) Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The financial statements have been prepared assuming that the Company will continue as a going concern; however, the Company has suffered recurring losses from operations and negative cash flow from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company requires additional financing in order to carry out its business plan. There can be no assurance that the Company will obtain such additional capital on a timely basis, on favorable terms, or at all. If the Company is unable to generate the required amount of additional capital, its ability to meet its financial obligations and to implement its business plan may be adversely affected and it may be required to delay, reduce or stop operations, any of which would have a material adverse effect on its business.

(i) Tax Matters. To the Company’s Knowledge, the Company (i) has accurately and timely prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all material taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for such claim. The Company has not waived or extended any statute of limitations at the request of any taxing authority. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity and the Company is not presently undergoing any audit by a taxing authority.

(j) Environmental Matters. To the Company’s Knowledge, the Company (i) is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) does not own or operate any real property contaminated with any substance in violation of any Environmental Laws, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) is not subject to any claim relating to any Environmental Laws; which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

(k) Litigation. There is no pending action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Purchased Securities or (ii) except as specifically disclosed in the SEC Reports, has had or could reasonably be expected to have a Material Adverse Effect.

(l) Employment Matters. To the Company’s Knowledge, the Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company is not a party to any collective bargaining agreement.

(m) Compliance. To the Company’s Knowledge, the Company, except in each case as, individually or in the aggregate, has not and could not reasonably be expected to result in a Material Adverse Effect (i) is in violation of any order of any court, arbitrator or governmental body having jurisdiction over the Company or its properties or assets, or (ii) to the Company’s Knowledge, is or has been in violation of any statute, rule or regulation of any governmental authority applicable to the Company.

(n) Title to Assets. The Company has good and marketable title in all personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect.

(o) Patents and Trademarks. To the Company’s Knowledge, the Company owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of its business as now conducted or as proposed to be conducted; except as set forth in the SEC Reports and except where such violations or infringements would not reasonably be expected to result in a Material Adverse Effect, and (i) to the Company’s Knowledge, there are no rights of third parties to any such Intellectual Property; (ii) to the Company’s Knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company’s Knowledge, threatened Proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the Company’s Knowledge, threatened Proceeding or claim by others challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or, to the Company’s Knowledge, threatened Proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim. All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s business as currently conducted to which the Company is a party or by which any of its material assets are bound (other than generally commercially available, non-custom, off the shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under such License Agreement.

(p) Sarbanes Oxley Act. The Company is in compliance with applicable requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(q) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth herein, no registration under the Securities Act is required for the transaction pursuant to the Transaction Documents. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to Company’s Knowledge is likely to have the effect of terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the Commission is contemplating terminating such registration.

(r) No Directed Selling Efforts or General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of the Purchased Securities.

(s) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

(a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser. Each of this Agreement and the Transaction Documents has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) Investment Intent. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to the Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective Registration Statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Shares for any period of time. The Purchaser is acquiring the Shares hereunder in the ordinary course of its business. The Purchaser does not have any agreement, plan or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c) Purchaser Status. At the time the Purchaser was offered the Purchased Securities, it was, and at the date hereof it is, an “Accredited Investor” as defined in Rule 501(a) under the Securities Act. The Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

(d) Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Purchased Securities and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. The Purchaser acknowledges that it reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Securities and the merits and risks of investing in the Purchased Securities; (ii) access to information (other than material non-public information) about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f) Residency. The Purchaser’s principal place of business is set forth immediately below the Purchaser’s name on the signature page hereto.

(g) Prohibited Trading Activities. Since the earlier to occur of (i) the time that the Purchaser was first contacted by the Company or any other Person regarding an investment in the Company and (ii) the 10th Trading Day prior to the date of this Agreement, neither the Purchaser nor any Affiliate of the Purchaser which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to the Purchaser’s investments or trading or information concerning the Purchaser’s investments, including in respect of the Purchased Securities, or (z) is subject to the Purchaser’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser or Trading Affiliate, effected or agreed to effect any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) (each, a “Prohibited Transaction”). The Purchaser shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction or in any financial transaction that in any way changes the Purchaser’s or its Trading Affiliates’ economic position in the Company during the period from the date hereof until the Effectiveness Date. The Purchaser agrees that it will not use any of the Purchased Securities acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. The Purchaser acknowledges that it is aware that the Commission has published its position that covering a short position established prior to effectiveness of a resale registration statement with shares included in such registration statement would be a violation of Section 5 of the Securities Act.

(h) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(i) Independent Investment Decision. The Purchaser has independently evaluated the merits of its decision to purchase Purchased Securities pursuant to the Transaction Documents, and the Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. The Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Purchased Securities constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Securities.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Compliance with Laws.

(a) Transfer of Purchased Securities. Notwithstanding any other provision of this Article IV, the Purchaser covenants that the Purchased Securities may only be disposed of pursuant to an effective Registration Statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Purchased Securities other than pursuant to an effective Registration Statement, pursuant to Rule 144(k) or in connection with a pledge as contemplated in Section 4.1(b), except as otherwise provided herein, the transferor will provide to the Company an opinion of counsel selected by the transferor, which counsel and the form and substance of which opinion shall be reasonably satisfactory to the Company and its legal counsel, to the effect that such transfer does not require registration of such transferred Purchased Securities under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its Transfer Agent, without any such legal opinion, except to the extent that the Transfer Agent requests such legal opinion, any transfer of Purchased Securities by a Purchaser to an Affiliate of the Purchaser, provided that the transferee agrees to the terms and conditions of the Purchased Securities, certifies to the Company that it is an “Accredited Investor” as defined in Rule 501(a) under the Securities Act and provided that such Affiliate does not request any removal of any existing legends on any certificate evidencing the Purchased Securities.

(b) Legends. Certificates evidencing the Purchased Securities and any shares of Common Stock underlying the Purchased Securities will contain the following legend, until such time as they are not required under Section 4.1(c):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

The Company acknowledges and agrees that a Purchaser may from time to time pledge, and/or grant a security interest in some or all of the legended Purchased Securities, in compliance with applicable securities laws, pursuant to a bona fide margin agreement in connection with a bona fide margin loan. Such a pledge would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion shall be required in connection with a subsequent transfer or foreclosure following default by the Purchaser transferee of the pledge. No advance notice shall be required of such pledge but Purchaser’s transferee shall promptly notify the Company of the pledge. The Purchaser acknowledges that the Company shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the Purchased Securities or for any agreement, understanding or arrangement between the Purchaser and its pledgee or secured party. Provided that the Company is in compliance with the terms of this Section 4.1(b), the Company’s indemnification obligations pursuant to this Agreement shall not extend to any Proceeding or Losses arising out of or related to this Section 4.1(b).

(c) Removal of Legends. The Company agrees to reissue certificates representing any of the Purchased Securities, without the legend set forth above (i) while a Registration Statement covering the resale of such Purchased Securities is effective under the Securities Act, (ii) following any sale of such Purchased Securities pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), (iii) if such Purchased Securities are eligible for sale under Rule 144(k) (to the extent that the applicable purchaser provides a certification or legal opinion to the Company to that effect), or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Commission). The Company shall cause its counsel to issue the legal opinion to the Company’s Transfer Agent on the Effectiveness Date. Following the Effectiveness Date or at such earlier time as a legend is no longer required for certain Purchased Securities, the Company will no later than three Trading Days following the delivery to the Transfer Agent with notice to the Company of a legended certificate representing such Purchased Securities and a reasonably acceptable opinion of counsel to the extent required by Section 4.1(a), reissue a certificate representing such Purchased Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section.

(d) Acknowledgement. The Purchaser acknowledges its primary responsibilities under the Securities Act and accordingly will not sell the Purchased Securities or any interest therein without complying with the requirements of the Securities Act. While a Registration Statement is effective, the Purchaser may sell the Purchased Securities in accordance with the plan of distribution contained in the Registration Statement and if it does so it will comply therewith and with the related prospectus delivery requirements. To provide further assurance in connection with de-legending, the Purchaser hereunder commits that it will continue to hold the Purchased Securities in its own name, and not in the name of a nominee, until such time as the Purchased Securities are duly and properly sold in compliance with all relevant securities laws. Both the Company and its Transfer Agent, and their respective directors, officers, employees and agents, may rely on this subsection (d) and the Purchaser hereunder will indemnify and hold harmless each of such persons from any breaches or violations of this paragraph.

4.2 Furnishing of Information. As long as the Purchaser owns the Purchased Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Purchaser owns Purchased Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Purchased Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Purchased Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Purchased Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3 No Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Securities in a manner that would require the registration under the Securities Act of the sale of the Purchased Securities to the Purchaser, or that will be integrated with the offer or sale of the Purchased Securities for purposes of the rules and regulations of any Trading Market.

4.4 Securities Laws Disclosure; Publicity. By 9:30 a.m. (New York City time) on the Trading Day immediately following execution of this Agreement, the Company shall issue a press release disclosing all material terms of the transactions contemplated hereby. No later than the fourth Trading Day following the date hereof, the Company will file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement, in the form required by the Exchange Act. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby and provide copies thereof to the Purchaser promptly after filing. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any press release or filing with the Commission (other than the Registration Statement) or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall promptly provide the Purchaser with prior notice of such disclosure.

4.5 Indemnification.

(a) Indemnification of Purchaser. The Company will indemnify and hold the Purchaser and its directors, officers, shareholders, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any Purchaser Party may suffer or incur as a result of or relating to any material misrepresentation, material breach or material inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse any Purchaser Party for its reasonable legal and other expenses incurred in connection therewith, as such expenses are incurred. If and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such losses permissible under applicable law.

(b) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the "Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any Proceeding or investigation in respect of which indemnity may be sought pursuant to Section 4.5(a), such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if settled pursuant to such consent, or if there is a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any Losses by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

4.6 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide or has provided the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information (other than (a) the contemplated Transaction Documents and the transactions contemplated thereby and (b) certain Company information, including, financial information related to the Company, in exchange for the receipt of which, the Purchaser has entered into a written agreement regarding the confidentiality and use of such information), unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.7 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Purchased Securities hereunder for working capital and general corporate purposes.

4.8 Board of Directors. The parties agree that as a condition to this Agreement, Michael L. Bartlett will be appointed to the vacant seat on the Company’s board of directors at the Closing of the First Tranche. In addition, the Company shall cause the board of directors to increase the size of its board of directors by two (2) members, and cause two (2) additional directors designated by the Purchaser to be elected to the board of directors.

4.9 Consent to Pledge Assets. Except in connection with any bank debt, asset based debt or with regard to any financing related to accounts receivable or inventory that is incurred in the ordinary course of business to fund the Company’s day to day operations that will be senior to the Notes and related security interest, the Company will not pledge any of its assets without the Purchaser’s approval or in the alternative, the Company will include the Purchaser on a pari parsu basis with any other financing of any kind that requires the Company to pledge assets.

4.10 Condition to Financing. The parties agree that as a condition to this Agreement, after $1,000,000 of the Purchase Price has been paid, twenty percent (20%) of the net proceeds received by the Company in connection with the purchase and sale of the Notes will be used to formulate and implement a Company investor relations program that is approved by Purchaser, which approval shall not be unreasonably withheld.

4.11 Purchaser Default. In the event that one or more of the Closings of the Tranches pursuant to this Agreement do not occur as a result of Purchaser’s failure to timely deliver the consideration for the Notes as set forth herein (the “Purchaser Default”), then, unless and until the Purchaser Default is cured:

(a) The Purchaser shall subordinate its Security Interest (as defined in the Security Agreement) to any funding that the Company obtains in lieu of the proceeds not received because of the Purchaser Default under this Agreement and the Purchaser shall, at its own expense, take such actions that the Company may reasonably request to subordinate the Security Interest.

(b) The votes that Purchaser is entitled to cast pursuant to Section 4(a)(iii) of the Certificate of Designation shall be reduced as follows: twenty percent (20%) if the Second Tranche does not close; thirty percent (30%) if the Third Tranche does not close; and thirty percent (30%) if the Final Tranche does not close.

(c) Any unvested portions of the Warrant and Additional Warrant shall be automatically forfeited, cancelled and of no further force and effect and the Purchaser shall have no further rights to purchase such shares.

(d) During the period of the Purchaser Default, interest shall cease to accrue for the lesser of (i) a period of six (6) months or (ii) until such time as the Purchaser Default is cured.

(e) The Company, may, in its sole discretion, without penalty, terminate any or all Closings and the sale of the Notes contemplated to occur in connection therewith.

Should the Purchaser know, or have reason to know that one or more of the closings of the Second Tranche, Third Tranche and Final Tranche pursuant to this Agreement will not occur, the Purchaser shall promptly inform the Company.

ARTICLE V

MISCELLANEOUS

5.1 Fees and Expenses. The Company and the Purchaser shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Purchased Securities.

5.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile, email (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:00 p.m. (Pacific time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (Pacific time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address and facsimile numbers for such notices and communications are those set forth on the signature page hereto, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person. Copies of any notices or other communications or deliveries shall be sent:

To the Company at:

Clearant, Inc.

1801 Avenue of the Stars, Suite 435

Los Angeles, California 90067

Facsimile No.: (310) 479-2959

Attention: Jon Garfield

with a copy (for informational purposes only) to:

Dreier Stein Kahan Browne Woods George LLP

The Water Garden

1620 26th Street, Sixth Floor, North Tower

Santa Monica, California 90404

Facsimile No.: (424) 202-6250

Attention: John C. Kirkland, Esq.

To the Purchaser at:

CPI Investments, Inc.

c/o Titus, Brueckner & Berry, P.C.

8355 E. Hartford Drive, Suite 200

Scottsdale, Arizona 85255

Facsimile No. (480) 483-3215

Attention: Charles R. Berry

5.3 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.4 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

5.5 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchaser. The Purchaser may assign its rights hereunder in whole or in part to any Person to whom the Purchaser assigns or transfers any Purchased Securities in compliance with this Agreement and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Purchased Securities, by the terms and conditions of this Agreement.

5.6 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except any Purchaser Party is an intended third party beneficiary of Section 4.5 and may enforce the provisions of such Section directly against the parties with obligations thereunder.

5.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

5.8 Survival. Subject to applicable statute of limitations, the representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Purchased Securities.

5.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.11 Replacement of Certificates. If any certificate or instrument evidencing any Purchased Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificates. If a replacement certificate or instrument evidencing any Purchased Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

5.12 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

5.13 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.14 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto which are incorporated herein by reference, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription and Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CLEARANT, INC.

By: /s/ Jon Garfield
Name: Jon Garfield
Title: Chief Executive Officer

PURCHASER:

CPI INVESTMENTS, INC.

By: /s/ Michael Bartlett
Name: Michael Bartlett
Title: President

EXHIBIT A

INSTRUCTION SHEET FOR PURCHASER

(to be read in conjunction with the entire Subscription Agreement)

A.	Complete the following items in the Subscription Agreement:

1.	Complete and execute the signature page. The Agreement must be executed by an individual authorized to bind the Purchaser.

2.	Exhibit B — Purchaser Certificate:

Provide the information requested by the Certificate for Corporate, Partnership, Trust, Foundation and Joint Purchasers.

5.	Return, via facsimile, the signed Subscription Agreement including the properly completed Exhibit B to:

Dreier Stein Kahan Browne Woods George LLP

Attn: John C. Kirkland, Esq.

Facsimile No.: (424) 202-6250

6.	After completing instruction number five (5) above, deliver the original signed Subscription Agreement including the properly completed Exhibit B to:

Dreier Stein Kahan Browne Woods George LLP

The Water Garden

1620 26th Street

Sixth Floor, North Tower

Santa Monica, California 90404

Attn: John C. Kirkland, Esq.

B.	Wire to the following account, immediately available funds in an amount equal to the Aggregate Purchase Price set forth on the signature page to the Subscription Agreement.

Wire to:

Bank of America

Century City Commercial BKG 1417

2049 Century Park East, Suite 200

Los Angeles, CA 90067

ABA Routing Number: 026009593

Account Number: 1417-2-03478EXHIBIT B

CLEARANT, INC.

CERTIFICATE FOR CORPORATE, PARTNERSHIP,

TRUST, FOUNDATION AND JOINT PURCHASERS

If the investor is a corporation, partnership, trust, pension plan, foundation, joint purchaser (other than a married couple) or other entity, an authorized officer, partner, or trustee must complete, date and sign this Certificate.

CERTIFICATE

The undersigned certifies that the representations and responses below are true and accurate:

(a) The investor has been duly formed and is validly existing and has full power and authority to invest in the Company. The person signing on behalf of the undersigned has the authority to execute and deliver the Subscription Agreement on behalf of the Purchaser and to take other actions with respect thereto.

(b) Indicate the form of entity of the undersigned:

X	Limited Partnership General Partnership Corporation

     Revocable Trust (identify each grantor and indicate under what circumstances the trust is revocable by the grantor).

(Continue on a separate piece of paper, if necessary.)

     Other type of Trust (indicate type of trust and, for trusts other than pension trusts, name the grantors and beneficiaries).

(Continue on a separate piece of paper, if necessary.) Other form of organization (indicate form of organization).

(c) Indicate the approximate date the undersigned entity was formed:

June 2008

(d) In order for the Company to offer and sell the Purchased Securities in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as an investor in the Company.

1. A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

2. A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

3. An insurance company as defined in Section 2(13) of the Securities Act;

4. An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

5. A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

6. A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

7. An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

8. A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

9. An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Purchased Securities, with total assets in excess of $5,000,000;

10. A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Purchased Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Exchange Act;

X 11. An entity in which all of the equity owners qualify as follows:

The undersigned, CPI Investments, Inc., is an Arizona corporation that is wholly-owned by CenterPointe Investments, Inc. a British Columbia (Canada) corporation. CPI Investments, Inc. is an accredited investor because its sole equity owner, CenterPointe Investments, Inc. is an accredited investor because all of its equity owners are accredited investors who qualify as such under one or more of the following categories:

(a)	$1,000,000 Net Worth.

A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his/her purchase exceeds $1,000,000.

(b)	$200,000/$300,000 Income.

A natural person who had an individual income in excess of $200,000 (including contributions to qualified employee benefit plans) or joint income with such person’s spouse in excess of $300,000 in each of the two most recent years and who reasonably expects to attain the same individual or joint levels of income (including such contributions) in the current year.

(c)	Director or Officer of Issuer

Any Manager or Member of the Manager of the Company.

Please set forth in the space provided below the (i) states, if any, in the U.S. in which you maintained your principal office during the past two years and the dates during which you maintained your office in each state, (ii) state(s), if any, in which you are incorporated or otherwise organized and (iii) state(s), if any, in which you pay income taxes.

The Company is recently formed as an Arizona corporation. It has not previously engaged in any business prior to this transaction.

Dated: July      , 2008

CPI INVESTMENTS, INC.

(Name of Investor) [Please print/type]

By: /s/ Brian Cameron
Brian Cameron, Vice-President

EXHIBIT C

FORM OF NOTE

CONVERTIBLE SECURED PROMISSORY NOTE

$	, 200_

Los Angeles, California

THIS CONVERTIBLE SECURED PROMISSORY NOTE (this “Note”) is hereby issued by Clearant, Inc., a Delaware corporation (“Borrower”) to CPI Investments, Inc., an Arizona corporation (“Lender”), as of the date first listed above (the “Closing Date”) pursuant to the Subscription and Purchase Agreement between the Borrower and Lender dated as of July 8, 2008 (the "Subscription Agreement”). Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Subscription Agreement.

FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay, on the Maturity Date, to the order of Lender in lawful money of the United States of America and in immediately available funds, the then outstanding Principal Amount (as defined below), together with accrued and unpaid interest thereon, in the manner set forth herein. For the purposes of this Note, “Principal Amount” shall mean      , less any amount converted into shares of Common Stock, pursuant to the terms of Article 5 hereof, plus any accrued but unpaid interest accreted on an annual basis. Borrower further agrees to pay interest on the Principal Amount outstanding from time to time, which interest shall accrue and accrete per annum at the rate equal to twelve (12%) percent, commencing on the date of this Note. Interest shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year, for the actual number of days elapsed and shall be paid monthly one (1) month in arrears.

All closings evidenced by this Note and all payments (including those described in Article 1) shall be endorsed by the holder hereof on a grid schedule, or on a continuation thereof (the "Grid”); provided, that failure to make such notations or any error in such notations shall not affect the obligations of Borrower under this Note.

ARTICLE VI

REPAYMENT

6.1 Maturity Date; Payment on Demand. Subject to the terms of this Section 1.1, the outstanding Principal Amount and all unpaid interest accrued thereon shall be payable and due on July 8, 2011 (as extended or accelerated pursuant to this Section 1.1, the “Maturity Date”). Notwithstanding the foregoing, if there has been an Event of Default by the Borrower, the outstanding Principal Amount and any and all interest or other amounts accrued hereunder but remaining unpaid, shall become immediately due and payable. The existence or occurrence of any of the following events shall constitute an event of default (“Event of Default”): (i) the failure by Borrower to make any payment of principal, interest or other amounts due under this Note in accordance with the terms of this Note; or (ii) any “event of default” as defined in Section 5.1 of the Security Agreement (as defined in Article 2 below). This Note shall survive and continue until the Principal Amount and any and all interest and other amounts accrued and owing hereunder, but remaining unpaid, has been fully-paid hereunder. From and after the date upon which any Event of Default has occurred and for so long as it is continuing, the Principal Amount shall bear interest at the rate of sixteen percent (16%) per annum.

6.2 Prepayment. Borrower may not prepay this Note prior to the Maturity Date. Any conversion of any Principal Amount into Common Stock pursuant to Section 5.1 below shall not be deemed a “prepayment” for purposes of this Section 1.2.

6.3 Payment of Interest. Regardless of whether Lender elects to convert as set forth in Article 5 hereof or to demand payment as set forth in Section 1.1 above, payment of interest shall only be made in cash, and such amounts shall not be convertible as set forth herein.

ARTICLE VII

SECURITY AGREEMENT

7.1 This Note is entitled to the benefit of that certain Security Agreement, dated as of even date herewith and attached hereto as Schedule A, between Lender (aka “Secured Party”) and Borrower (aka, “Debtor”), as the same may from time to time be amended or supplemented (as amended, the “Security Agreement”), pursuant to which Lender is granted a first priority security interest in the Collateral (as such term is defined in the Security Agreement). This Note shall be subject to the terms and conditions set forth in such Security Agreement.

ARTICLE VIII

PLACE OF PAYMENT; APPLICATION OF PAYMENTS

8.1 Place of Payment. All amounts payable hereunder shall be payable to Lender in lawful money of the United States, at such bank account as shall be designated by Lender in immediately available funds.

8.2 Application of Payments. Payment on this Note shall be applied first to any expenses of collection, then to accrued interest, and thereafter to the Principal Amount.

ARTICLE IX

BORROWER DEFAULT; LENDER DEFAULT

9.1 Borrower Default. Upon the occurrence of an Event of Default of the Borrower (as defined in Section 1.1 above) the unpaid Principal Amount, all unpaid accrued interest thereon and all other amounts owing hereunder may, at the option of Lender, become immediately due and payable to Lender.

9.2 Lender Default. In the event that one or more of the closings of the Tranches contemplated in the Subscription Agreement do not occur as a result of the Lender’s failure to timely deliver consideration for the Notes as set forth in the Subscription Agreement (the "Lender Default”), then, upon the commencement of any such Lender Default, interest hereon shall cease to accrue for the lesser of (i) a period of six (6) months or (ii) until such time as the Lender Default is cured.

ARTICLE X

CONVERSION

10.1 Mechanics of Conversion; Conversion Amount.

(a) At any time prior to three (3) years from the Closing Date, upon the issuance of a written demand for conversion from Lender (the “Demand Notice”), Lender may, at its sole option, elect to convert all or any portion of the outstanding Principal Amount as of such date into shares of Borrower’s Common Stock (the “Common Stock”), the definitive terms of which are set forth in the SEC Reports, in accordance with this Article 5. The Demand Notice shall state the date of the conversion (the “Conversion Date”), provided, that such date shall be more than five (5) days from the date of the Demand Notice. The number of shares of Common Stock (calculated to the nearest whole share rounding up on an as-converted common-equivalent basis) (the “Conversion Amount”) to which Lender shall be entitled to receive upon such conversion of all or any portion of the outstanding Principal Amount shall be equal to the Principal Amount that Lender specifies in the Demand Notice divided by $0.11 (the “Conversion Price”). Should the Company, at any time after the date hereof, subdivide or combine the outstanding Common Stock or issue a stock dividend with respect to the Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately adjusted, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(b) No later than three (3) days after the Conversion Date, in consideration for the conversion of all or any portion of the outstanding Principal Amount, the Borrower shall deliver to the Lender all of the Common Stock Documents (as defined). For the purposes of this Section 5.1, "Common Stock Documents” shall mean certificates and all other documentation, in each case, duly endorsed, representing full title and ownership, and all corresponding rights pertaining thereto, to such Common Stock, free and clear of any and all liens, charges, encumbrances, claims, or restrictions, and issued in the name or names in which Lender wishes such certificate or certificates for the Common Stock to be issued. Concurrent with, and subject to the receipt of the Common Stock Documents, Lender shall adjust the Grid to reflect the conversion of all or any portion of the outstanding Principal Amount.

(c) On the Conversion Date, the Lender shall deliver the Note to the Borrower for cancellation. Should the Lender convert less than the Principal Amount, the Borrower will re-issue to the Lender a new note for the remainder of the unconverted Principal Amount, in a form containing identical terms and conditions to this Note.

10.2 Issue Taxes. Borrower shall pay any and all stamp, issue and other taxes that may be payable in respect of the issuance or delivery of the Common Stock.

10.3 Reservation of Stock Issuable Upon Conversion. Upon any conversion pursuant to Section 5.1 above, Borrower will take all corporate action as may be necessary to authorize (or increase its authorized but unissued) shares of Common Stock to such number of shares as shall be sufficient to effect the conversion of this Note under Section 5.1 above, including, without limitation, obtaining the requisite stockholder and board of director approvals necessary to amend and restate Borrower’s articles of incorporation and bylaws, if necessary.

10.4 Fractional Shares. No fractional shares shall be issued upon the conversion of this Note into the Common Stock. If the conversion would result in the issuance of a fraction of a share of the Common Stock, Borrower shall round up to the nearest whole share of the Common Stock.

ARTICLE XI

WAIVER

11.1 Except as otherwise provided herein, Borrower, for itself and for its successors, transferees and assigns, waives presentment and written demand for payment, notice of dishonor, protest and notice of protest of this Note, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate and any other indulgence or forbearance, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

ARTICLE XII

GENERAL

12.1 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

if to Lender, to:

CPI Investments, Inc. c/o Titus, Brueckner & Berry, P.C. 8355 E. Hartford Drive, Suite 200 Scottsdale, Arizona 85255 Attention: Charles R. Berry Facsimile No. (480) 483-3215

with a copy to:

Titus, Brueckner & Berry, P.C. 8355 E. Hartford Drive, Suite 200 Scottsdale, Arizona 85255 Attention: Charles R. Berry Facsimile No. (480) 483-3215

if to Borrower, to:

Clearant, Inc. 1801 Avenue of the Stars Suite 435 Los Angeles, CA 90067 Attention: Jon Garfield Facsimile: (310) 479-2959

with a copy to:

Dreier Stein Kahan Browne Woods George LLP The Water Garden 1620 26th Street, Sixth Floor, North Tower Santa Monica, California 90404 Attention: John C. Kirkland, Esq. Facsimile: (424) 202-6250

Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is sent via facsimile in the manner provided herein shall be conclusively presumed to have been duly given to the party to whom it is directed upon confirmation of such facsimile. Any notice which is sent by reputable express overnight courier service in the manner provided herein shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business on the next day after the day it is deposited with such courier service.

12.2 Amendments; No Waivers.

(a) Any provisions of this Note may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lender and Borrower, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.3 Choice of Law; Jurisdiction; Venue. This Note has been executed and delivered in Los Angeles, California, United States of America. This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of Arizona, including, without limitation, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. The parties submit to the exclusive jurisdiction of the state and federal courts located in the City of Los Angeles, California in any action or proceeding relating to the issues arising out of or relating to this Note. The parties waive any objections to venue or the defense of an inconvenient forum in any such action or proceeding in any such court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions.

12.4 Expenses; Attorneys’ Fees; Collection Costs. Each of Lender and Borrower shall bear the entire cost of its own expenses and legal fees incurred on its behalf with respect to this Note, and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.5 Assignment. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights or delegate its duties under this Note without the prior written consent of the other party. Notwithstanding the foregoing, Lender may assign the rents and proceeds accruing herefrom, provided that no such third party assignee shall have any rights or recourses against the Borrower upon occurrence of an Event of Default, and the Lender shall not enter into any such assignment providing for any rights to the contrary.

12.6 Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

12.7 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Note, including the Exhibits and Schedules attached hereto. In the event of an ambiguity or a question of intent or interpretation arises, this Note shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Note.

12.8 Entire Agreement. This Note, including the Schedules attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Note. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. This Note, including the Exhibits and Schedules attached hereto, and all provisions hereof and thereof, are intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

12.9 Further Assurances. Borrower shall, at any time and from time to time, upon the written request of Lender, execute and deliver to Lender such further documents and instruments (including, without limitation, financing statements in connection with Lender’s security interest granted hereby) and do such other acts and things as Lender may reasonably request in order to effectuate fully the purpose and intent of this Note.

12.10 Time of Essence. Time is of the essence.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has caused this Convertible Secured Promissory Note to be duly executed by its respective authorized officer as of the day and year first above written.

CLEARANT, INC.

By:
Name: Jon Garfield
Title: Chief Executive Officer

CONVERTIBLE SECURED PROMISSORY NOTE GRID

Date	Action Taken	Outstanding Principal Amount	Notes

SECURITY AGREEMENT

This Security Agreement dated as of July 8, 2008 is made by and between Clearant, Inc., a Delaware corporation (the “Debtor”), and CPI Investments, Inc., an Arizona corporation (the "Secured Party”), with respect to the following facts:

FACTS

A. Reference is made to that certain Subscription and Purchase Agreement dated as of July 8, 2008 (the “Subscription Agreement”) by and between the Debtor and the Secured Party.

B. Pursuant to the Subscription Agreement, the Debtor is required to grant the Secured Party a Security Interest in certain Collateral to secure the Obligations (as defined below).

AGREEMENT

NOW THEREFORE, in consideration of, and incorporating the facts set forth above, the representations, warranties, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE XIII

DEFINED TERMS

13.1 Definitions. Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Subscription Agreement. The following terms when used in this Agreement shall have the meanings assigned to them below:

"Agreement” means this Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

"Collateral” has the meaning assigned thereto in Section 2.1.

"Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of perfecting a Security Interest by “control.”

"Event of Default” has the meaning assigned thereto in Section 5.1.

"Obligations” means all liabilities and obligations of the Debtor hereunder and Debtor’s payment obligations under the Notes.

"Security Interest” means the security interest granted pursuant to Article 2.

"UCC” means the Uniform Commercial Code, as in effect in the State of California, and as amended or modified from time to time.

13.2 Other Definitional Provisions. Terms defined in the Subscription Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Subscription Agreement. Terms defined in the UCC and not otherwise defined herein or in the Subscription Agreement shall have the meaning assigned in the UCC. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE XIV

SECURITY INTEREST

14.1 Grant of Security Interest. The Debtor hereby grants, pledges and collaterally assigns to the Secured Party a security interest (the “Security Interest”), but only to the extent of the amount of principal and interest owing to the Secured Party from time to time (the "Security Limit”) in all of the Debtor’s right, title and interest in the following property, now owned or at any time hereafter acquired by the Debtor or in which the Debtor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as Collateral security for the prompt and complete payment and performance when due of the Obligations:

(a) All accounts receivable, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Debtor or in which Debtor now has or hereafter acquires any interest;

(b) All of Debtor’s inventory, machinery, equipment, furniture, fixtures, motor vehicles and other tangible personal property of every kind and description used in Debtor’s operations or owned by Debtor or in which Debtor has an interest;

(c) All general intangibles of Debtor, whether now owned or hereafter created or acquired by Debtor including, without limitation, all intellectual property, such as all patents and patent rights, trademarks and trade secrets, all choses in action, causes of action, all claims under guaranties, security interests or other security held by or granted to Debtor to secure payment of any accounts by an account debtor;

(d) All monies and other property of any kind, now or at any time or times hereafter, in the possession or under the control of Debtor or a bailee of Debtor; and

(e) All books and records of Debtor pertaining to any of 2.1.1, 2.1.2, 2.1.3, and/or 2.1.4 above.

(f) Any substitution, replacements, insurance proceeds or other proceeds or derivatives of 2.1.1, 2.1.2, 2.1.3, and/or 2.1.4 above.

Notwithstanding anything to the contrary contained in this Section 2.1, if the documents or contracts governing or relating to any of the foregoing Collateral (or the terms of, or applicable to, any such Collateral) contain enforceable restrictions on the assignment or transfer of the Debtor’s rights thereunder, then the liens granted under this Agreement shall be limited only to the extent necessary to comply with such enforceable restrictions (with such limitation automatically ceasing upon removal of, or receipt of any consent with respect to, such restrictions).

14.2 Debtor Remains Liable. Anything herein to the contrary notwithstanding: (a) the Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of the rights hereunder shall not release the Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) the Secured Party shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of the Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder and (d) the Secured Party shall not have any liability in contract or tort for any act or omission by the Debtor.

14.3 Subordination of Security Interest. In the event of a Lender Default, as defined in the Notes, the Secured Party shall subordinate its Security Interest to any funding that the Debtor obtains in lieu of the proceeds not received because of a Lender Default under the Subscription Agreement and the Lender shall, at its own expense, take such actions that the Debtor may reasonably request to subordinate the Security Interest.

14.4 Consent to Pledge Assets. Except in connection with any bank debt, asset based debt or with regard to any financing related to accounts receivable or inventory that is incurred in the ordinary course of business to fund the Company’s day to day operations that will be senior to the Notes and related Security Interest, the Debtor agrees that it will not pledge any of its assets without the Secured Party’s approval or in the alternative, the Debtor will include the Secured Party on a pari parsu basis with any other financing of any kind that requires the Debtor to pledge assets.

ARTICLE XV

REPRESENTATIONS AND WARRANTIES

The Debtor hereby represents and warrants to the Secured Party that:

15.1 Existence. The Debtor is a duly organized corporation, validly existing and in good standing under the laws of the state of Delaware.

15.2 Authorization of Agreement; No Conflict. The Debtor has the right, power and authority and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by a duly authorized representative of the Debtor, and this Agreement constitutes the legal, valid and binding obligation of the Debtor, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies. The execution, delivery and performance by the Debtor of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any law or contractual obligation applicable to the Debtor and will not result in the creation or imposition of any lien, other than the Security Interest, upon or with respect to any property or revenues of the Debtor.

15.3 Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Debtor of this Agreement.

15.4 Security Interest. The Security Interest granted pursuant to this Agreement constitutes a valid security interest in all of the Collateral in favor of the Secured Party as Collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Debtor and any persons purporting to purchase any Collateral from the Debtor.

15.5 State of Organization; Other Information.

(a) The exact legal name of the Debtor is Clearant, Inc.

(b) The mailing address, chief place of business, chief executive office and office where the Debtor keeps its books and records relating to the Collateral is located at 1801 Avenue of the Stars, Suite 425, Los Angeles, California 90067.

15.6 Other. There is no action, suit, investigation, litigation, dispute, claim or proceeding pending or, to Debtor’s knowledge, threatened against Debtor before any court, governmental agency, or arbitrator that if adversely determined would reasonably be expected to result in a material adverse effect on the Collateral or Debtor’s ability to perform hereunder or under the Subscription Agreement. No bankruptcy, insolvency or similar proceedings of any nature are now pending or, to Debtor’s knowledge, threatened by or against Debtor, and Debtor does not intend to commence any such proceedings.

ARTICLE XVI

COVENANTS

The Debtor covenants and agrees that:
16.1	Form of Collateral; Perfected Security Interest; Further Information.

(a) Provided that the Secured Party perfects the Security Interest, the Debtor shall maintain the Security Interest created by this Agreement as a perfected Security Interest.

(b) The Debtor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection therewith as the Secured Party may reasonably request, all in reasonable detail.

(c) The Debtor will keep the Collateral in good order, condition and repair in all material respects, ordinary wear and tear excepted.

16.2 Changes in Location; Changes in Name or Structure. The Debtor will not:

(a) Change its jurisdiction of organization or the location of its chief executive office from that identified in Section 3.5.2 except upon ten (10) days’ prior written notice to the Secured Party; or

(b) Change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Secured Party in connection with this Agreement would become misleading except upon ten (10) days’ prior written notice to the Secured Party.

16.3 Required Notifications. The Debtor shall promptly notify the Secured Party, in writing, of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Security Interest.

16.4 Filing Covenants. Pursuant to Section 9509 of the UCC and any other applicable law, the Debtor authorizes the Secured Party to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Debtor in such form and in such offices as the Secured Party determines appropriate to perfect the Security Interest of the Secured Party under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Secured Party may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein. Further, in the event that filing a financing statement in the appropriate state office is not the required means of perfecting the Security Interest, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

16.5 Further Assurances. Upon the request of the Secured Party and at the sole expense of the Debtor, the Debtor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, all applications, certificates, instruments, and all other documents and papers the Secured Party may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights of the Secured Party under this Agreement.

16.6 Location, Taxes, Loss, Abandonment, Compliance with Laws, Defense of Collateral; Insurance.

(a) All Collateral presently owned or hereafter acquired by Debtor is and will be kept in its current location, and will not be moved without prior approval of the Secured Party.

(b) Debtor will promptly pay all taxes levied or assessed against the Collateral, except when Debtor has a bona fide dispute with any taxing authority; provided that, Debtor promptly gives written notice of such dispute to the Secured Party and diligently pursues resolution of such dispute; will promptly notify Secured Party in writing of any material loss to the Collateral; will not abandon the Collateral; will not use or permit the Collateral to be used for any unlawful purpose or in violation of any federal, state or municipal law, statute or ordinance.

(c) Debtor shall defend the Collateral against all claims and demands of all persons save Secured Party.

(d) Until all Obligations are fully paid and satisfied, Debtor agrees to maintain insurance coverage on the Collateral consistent with the levels currently maintained by Debtor prior to the execution hereof.

ARTICLE XVII

REMEDIAL PROVISIONS

17.1 General Remedies. Failure of the Debtor to observe or perform any material covenant or agreement herein or any other Transaction Document, with respect to which any applicable notice has been given and any applicable cure period has passed, shall constitute an event of default of Debtor hereunder (“Event of Default”). If an Event of Default shall occur, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law, subject to the prior rights of any other secured creditors of Debtor. Without limiting the generality of the foregoing, and subject to the prior rights of any other secured creditors of Debtor, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Debtor or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, subject to the Security Limit, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party may disclaim any warranties of title, possession and quiet enjoyment. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Debtor, which right or equity is hereby waived and released. The Debtor further agrees, at the Secured Party’s request, to assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at the Debtor’s premises or elsewhere. To the extent permitted by applicable law, the Debtor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by it of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Secured Party. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

17.2 Application of Proceeds. At such intervals as may be agreed upon by the Debtor and the Secured Party, or, if an Event of Default shall have occurred and be continuing, at any time at the Secured Party’s election, the Secured Party may apply all or any part of the Collateral or any proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred by the Secured Party as a result thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the rights of the Secured Party hereunder, including, without limitation, reasonable attorneys’ fees and disbursements). Any balance of such proceeds remaining after payment in full of such amounts shall be paid over to the Debtor, or to whomsoever (if such person is not the Debtor) may be lawfully entitled to receive the same. Only after (i) the payment by the Secured Party of any other amount required by any provision of law, including, without limitation, Section 9610 and Section 9615 of the UCC and (ii) the payment in full of the Obligations, shall the Secured Party account for the surplus, if any, to the Debtor, or to whomever may be lawfully entitled to receive the same (if such person is not the Debtor).

17.3 Waiver, Deficiency. The Debtor hereby waives, to the extent permitted by applicable law, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. The Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.

ARTICLE XVIII

THE SECURED PARTY

18.1 Secured Party’s Appointment as Attorney-In-Fact.

(a) Upon an Event of Default, and only to the extent that such Event of Default is continuing, the Debtor will irrevocably constitute and appoint the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Debtor and in the name of the Debtor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement after and during such Event of Default.

(b) Upon an Event of Default, and only to the extent that such Event of Default is continuing, if the Debtor fails to perform or comply with any of its agreements contained herein, the Secured Party, at its option, but without any obligation to do so, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1.

(c) The reasonable expenses of the Secured Party incurred as a result of the actions taken pursuant to the terms of this Agreement shall be payable by the Debtor to the Secured Party within ten (10) days after the Secured Party provides Debtor written notice thereof.

(d) The Debtor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interest created hereby is released.

18.2 Duty of Secured Party. The Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account. Neither the Secured Party nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon the Secured Party to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

ARTICLE XIX

MISCELLANEOUS

19.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a writing signed by each of the parties hereto.

19.2 Notices. All notices, requests and demands to or upon the Secured Party or the Debtor hereunder shall be effected in the manner provided for in Section 5.2 of the Subscription Agreement.

19.3 No Waiver by Course of Conduct, Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default by the Debtor. No failure to exercise, nor any delay in exercising on the part of the Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or equity.

19.4 Enforcement Expenses. The Debtor agrees to pay or reimburse the Secured Party for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding) including, without limitation, the reasonable fees and disbursements of counsel.

19.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Debtor and shall inure to the benefit of the Debtor, the Secured Party and their respective successors and assigns.

19.6 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which counterparts taken together shall constitute one and the same instrument. This Agreement may also be executed by the parties hereto exchanging facsimile signed counterparts of this Agreement.

19.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

19.8 Section Heading. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19.9 Integration. This Agreement, the Notes and the Subscription Agreement represent the agreement of the Debtor and the Secured Party with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein therein.

19.10 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California and the parties hereby submit to the non-exclusive jurisdiction of any court of competent jurisdiction in Los Angeles County of California in connection with any dispute which may arise under this Agreement or its implementation or enforcement.

19.11 Acknowledgements. The Debtor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Subscription Agreement, (b) the Secured Party does not have any fiduciary relationship with or duty to the Debtor arising out of or in connection with this Agreement, and the relationship between the Debtor and the Secured Party in connection herewith or therewith is solely that of debtor and creditor, and (c) no joint venture, agency or partnership is created hereby or by the Subscription Agreement or otherwise exists by virtue of the transactions contemplated hereby or thereby.

19.12 Release of Collateral. At such time as the Obligations shall have been paid in full, the Collateral shall be released from the liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Secured Party and the Debtor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Debtor. At the request and sole expense of the Debtor following any such termination, the Secured Party shall deliver to the Debtor any Collateral held by the Secured Party hereunder, and execute and deliver to the Debtor such documents and make such filings as the Debtor shall reasonably request to evidence such termination.

7.13 Time of Essence. Time is of the essence.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CLEARANT, INC.

By:
Name: Jon Garfield
Title: Chief Executive Officer

CPI INVESTMENTS, INC.

By:
Name:
Title:

ARTICLE I DEFI	NITIONS 1
1.1	Definitions	1
ARTICLE II	SUBSCRIPTION AND PURCHASE	4
2.1	Subscription and Purchase of the Notes	4
2.2	Purchase Price	4
2.3	Warrants; Preferred Stock	5
2.4	Closing	6
2.5	Deliveries	6
ARTICLE III	REPRESENTATIONS AND WARRANTIES	7
3.1	Representations and Warranties of the Company	7
3.2	Representations and Warranties of the Purchaser	12
ARTICLE IV	OTHER AGREEMENTS OF THE PARTIES	14
4.1	Compliance with Laws	14
4.2	Furnishing of Information	16
4.3	No Integration	16
4.4	Securities Laws Disclosure; Publicity	16
4.5	Indemnification	17
4.6	Non-Public Information	18
4.7	Use of Proceeds	18
4.8	Board of Directors	18
4.9	Consent to Pledge Assets	18
4.10	Condition to Financing	18
4.11	Purchaser Default	18
ARTICLE V	MISCELLANEOUS	19
5.1	Fees and Expenses	19
5.2	Notices	19
5.3	Amendments; Waivers; No Additional Consideration	20
5.4	Construction	20
5.5	Successors and Assigns	20
5.6	No Third-Party Beneficiaries	21
5.7	Governing Law	21
5.8	Survival	21
5.9	Execution	21
5.10	Severability	21
5.11	Replacement of Certificates	21
5.12	Remedies	22
5.13	Payment Set Aside	22
5.14	Entire Agreement	22